Exhibit 10.11

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into on December 17, 2018 and effective as of October 5, 2018 (the “Effective Date”), by and between G. MICHAEL BRIDGE (“Executive”), and ENTERPRISE DIVERSIFIED, INC. (the “Company”), a Nevada corporation having an address at 1518 Willow Lawn Drive, Richmond, Virginia 23230.

R E C I T A L S

WHEREAS, the parties desire to have Executive’s employment relationship with the Company be governed by the terms and conditions of this Agreement, which include material benefits favorable to Executive; and

WHEREAS, in return for such material benefits, Executive is agreeing to the terms and conditions contained in this Agreement, which include material obligations as to Executive;

NOW, THEREFORE, in consideration of the mutual covenants in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Executive and the Company hereby agree as follows:

1. Employment Term

Upon the execution and delivery of this Agreement by the Company and Executive, this Agreement shall become effective as from, and Executive’s employment hereunder shall have commenced as of, the Effective Date, and shall replace and supersede any and all other understandings and employment contracts and arrangements between the parties.

The term of this Agreement, and Executive’s employment hereunder, shall be from the Effective Date through the first to occur of (a) the date Executive’s employment terminates in accordance with Section 4.1 hereof, or (b) December 31, 2019; provided, that, on December 31, 2019 and each annual anniversary thereof thereafter (such date and each annual anniversary thereof, a “Renewal Date”), this Agreement, and Executive’s employment hereunder, unless earlier terminated pursuant to Section 4.1 hereof, shall be deemed to be automatically extended, upon the same terms and conditions, for successive periods of one year each, unless the Company provides Executive written notice of its intention not to extend the term of the Agreement at least thirty (30) days prior to the applicable Renewal Date. The period during which Executive is employed by the Company hereunder is hereinafter referred to as the “Employment Term.”

2. Position and Duties

During the Employment Term, Executive shall serve as the Chief Executive Officer of the Company, and Executive hereby accepts such employment and agrees to act in such capacity, all in accordance with the terms and conditions of this Agreement. Executive shall report directly to the Board of Directors of the Company (the “Board”), and in his position as Chief Executive Officer, Executive shall have such duties, authority and responsibility as shall be determined from time to time by the Board, and which duties, authority and responsibility are consistent with Executive’s position.

Executive agrees that, during the Employment Term, Executive shall devote his reasonable best efforts and substantially all of his business time and attention to the business and affairs of the Company, and use his reasonable best efforts to advance the best interests and welfare of the Company. During the Employment Term, Executive shall not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere with the performance of Executive’s duties and responsibilities to the Company, either directly or indirectly, without the prior written consent of the Board.

Executive shall at all times comply with and abide by all policies of the Company applicable to Executive.

3. Compensation and Benefits

3.1 Salary

Executive’s salary during the Employment Term shall be at a gross annual rate of $200,000. Such salary, less normal deductions, shall be paid to Executive in accordance with the Company’s customary payroll practices in effect from time to time.

3.2 Annual Incentive Bonus

(a) Commencing on the Effective Date in respect of calendar year 2018 and thereafter for each calendar year during the Employment Term, Executive shall be eligible to receive an annual incentive bonus (the “Incentive Bonus”) from the Company as described below. Notwithstanding the foregoing or anything herein to the contrary, the decision to pay any Incentive Bonus and the amount and terms of any Incentive Bonus shall be, at all times, in the sole and absolute discretion of the Board.

(i) Calendar Year 2018 Incentive Bonus. In respect of the calendar year ended December 31, 2018, Executive shall be eligible to receive an Incentive Bonus in an amount up to $35,000, as determined by the Board. Any such Incentive Bonus shall be based on and subject to Executive’s and / or the Company’s, as the case may be, achievement of the following performance goals, all as determined by the Board: (1) the successful development and completion / adoption of the Company’s 2019 budget, (2) the successful initial implementation of the Company’s strategic / remediation plan(s) concerning its subsidiary, Mt Melrose, LLC, and (3) the general organization and affairs of the Company and its subsidiaries being in a satisfactory state at December 31, 2018.

(ii) Calendar Year 2019 Incentive Bonus. In respect of the calendar year ended December 31, 2019, Executive shall be eligible to receive an Incentive Bonus in an aggregate amount up to $100,000, as determined by the Board, comprised of two parts as follows. First, an amount up to $50,000 of any such Incentive Bonus shall be based on and subject to Executive’s and / or the Company’s, as the case may be, achievement of the following performance goals, all as determined by the Board: (1) the consistent demonstration by Executive of exemplary leadership actions as to the Company, (2) the successful mitigation of financial risk(s) concerning the Company’s subsidiaries, Mt Melrose, LLC and HVAC Value Fund, LLC (the “HVAC Segment”), and (3) the successful further development of the Company’s subsidiary, Willow Oak Asset Management, LLC and its affiliates. Second, an amount up to $50,000 of any such Incentive Bonus shall be based on and subject to the Company achieving superior financial results as of December 31, 2019 that outperform the Company’s 2019 budget as finally approved and adopted by the Board, all as determined by the Board.

(iii) HVAC Segment Successful Divestiture Transaction Incentive Bonus. Notwithstanding any of the foregoing clauses (i) through (ii), in the event that the Company successfully consummates a transaction on or before December 31, 2020, whereby the HVAC Segment is sold or otherwise divested to a third-party purchaser on favorable terms, and Executive is employed by Company on the closing date of said transaction, Executive shall be entitled to receive, as an Incentive Bonus in respect of the applicable calendar year of the closing (in addition to any other Incentive Bonus paid hereunder), an amount equal to 10% of the net sale price received by the Company in excess of the book / carrying value of the HVAC Segment as of January 1, 2018 (as the same may be adjusted, from time to time, to reflect any acquisitions, re-investments, other dispositions or similar events necessitating an adjustment to such book / carrying value).

(b) Executive must be employed by the Company as of December 31 of a given calendar year in order to earn and be eligible to receive any Incentive Bonus in respect of such calendar year. Each Incentive Bonus, if any, will be paid as soon as reasonably practicable, based on the availability of reliable financial data required to make the determination as to whether performance criteria for the bonus have been met and to perform any bonus calculation, and in any event within two and a half (2 1/2) months after the end of the applicable calendar year; provided, however, in the event that Executive’s employment terminates at any time as a result of a Termination With Cause or a Termination Upon Resignation, Executive shall forfeit automatically all rights in and to any and all earned but yet unpaid Incentive Bonus amounts.

3.3 Benefit Plans and Programs; Vacation

During the Employment Term, Executive shall be entitled to participate in all health and welfare and other employee benefit plans and programs maintained by the Company, as any may be in effect from time to time, to the extent consistent with applicable law and the terms of the applicable employee benefit plans and programs.

During the Employment Term, Executive shall be entitled to such paid vacation and sick leave as is in accordance with the most favorable plans, policies, programs and practices of the Company and its affiliated companies as in effect from time to time, and as otherwise may be approved by the Board. Any vacation shall be taken at the reasonable and mutual convenience of the Company and Executive.

3.4 Business Expenses

The Company shall pay or reimburse Executive for reasonable travel, lodging, meals, entertainment and other reasonable business expenses actually and necessarily incurred by Executive in connection with the performance of Executive’s duties hereunder, upon presentation of receipts therefor submitted to the Company on a timely basis and in accordance with, and in all cases subject to, the Company’s policies and practices in effect from time to time.

3.5 Withholding; Set-Off

Notwithstanding anything to the contrary herein, all compensation under this Agreement shall be subject to applicable tax withholding requirements and other deductions required by law.  Executive agrees that the Company shall be entitled to deduct from and offset against any monies payable or reimbursable to Executive hereunder any and all sums that Executive may owe the Company at any time.

4. Termination of Employment

4.1 Termination

Executive’s employment, and any obligations of the Company under this Agreement, shall or may be terminated, in the circumstances set forth below.

(a) Death.  Executive’s employment shall terminate automatically in the event of Executive’s death.

(b) Disability.  The Company may terminate Executive’s employment in accordance with and subject to the provisions of applicable law, in the event the Company and Executive agree that Executive has been substantially unable to perform Executive’s duties hereunder due to partial or total disability or incapacity resulting from a mental or physical illness, injury or other health-related cause (“Disability”). Executive’s position with respect to the reason or reasons for any such inability to perform duties shall be based upon the opinion of qualified physicians and/or other appropriate medical professionals. Disability shall not be grounds for termination of Executive’s employment under this Agreement in violation of the Americans with Disabilities Act, the Family and Medical Leave Act or any other applicable state or federal law governing the obligations of employers to persons having disabilities, handicaps or serious health conditions.

(c) Termination With Cause by the Company or Termination Upon Resignation by Executive.

(i) The Company may terminate Executive’s employment hereunder at any time for Cause by providing to Executive written notice of termination stating the grounds for termination for Cause and such termination shall take effect immediately upon notice of termination (“Termination With Cause”). As used herein, “Cause” means (a) an act of fraud or dishonesty by Executive that results in material gain or personal enrichment of Executive at the Company’s expense, including, without limitation, embezzlement or other misappropriation of funds; (b) Executive’s conviction of a felony-class crime or a crime involving moral turpitude; (c) any material breach by Executive of any provision of this Agreement that, if curable, has not been cured by Executive within thirty (30) days of written notice of such breach from the Company; (d) Executive willfully engaging in gross misconduct materially injurious to the Company that, if curable, has not been cured by Executive within thirty (30) days of written notice from the Company specifying the alleged willful gross misconduct and material injury; or (e) any intentional act or gross negligence on the part of Executive that has a material, detrimental effect on the reputation or business of the Company, as determined by the Board.

(ii) Executive may resign and terminate Executive’s employment at any time for any reason (or for no reason) upon at least thirty (30) days’ prior written notice of resignation to the Company (“Termination Upon Resignation”).

(d) Termination Without Cause by the Company.  The Company may terminate Executive’s employment at any time for any reason (or for no reason) upon five (5) business days’ prior written notice to Executive (without stating any grounds for termination for Cause) (“Termination Without Cause”). For purposes of this Section 4, except as otherwise expressly provided herein, Termination Without Cause shall also include a termination of Executive’s employment by virtue of expiration of the Employment Term as of a Renewal Date on account of the Company’s election not to extend this Agreement in accordance with Section 1 hereof.

Upon termination of Executive’s employment hereunder for any reason, Executive shall be deemed to have resigned from all positions that Executive holds as an officer or member of the Board (and any committee thereof) of the Company or any of its affiliates unless otherwise agreed to and specified in writing by the Company.

4.2 Payments and Other Entitlements As a Result of Termination

Executive’s sole entitlements as a result of a termination under Section 4.1 above shall be as set forth below in this Section 4.2; provided, that, in no event shall Executive be entitled to any payments in the nature of severance or termination payments except as specifically provided herein.

(a) Death or Disability.  Following termination due to death or Disability, Executive (or Executive’s estate, as applicable) shall be entitled only to payment of Executive’s then-current salary through the date of termination and for a period of three (3) months thereafter (payable in accordance with the Company’s regular payroll practices), any previously earned but yet unpaid Incentive Bonus amount pursuant to Section 3.2 in respect of the immediately preceding calendar year, any amounts accrued and payable under any benefit plans (payable at such times as provided therein), and any amounts payable for unreimbursed business expenses incurred prior to the date of termination.

(b) Termination With Cause by the Company or Termination Upon Resignation by Executive.  If Executive’s employment terminates as a result of a Termination With Cause or a Termination Upon Resignation, Executive shall be entitled only to payment of Executive’s then-current salary through the date of termination (payable in accordance with the Company’s regular payroll practices), and any amounts payable for unreimbursed business expenses incurred prior to the date of termination.

(c) Termination Without Cause by the Company.  If Executive’s employment is terminated as a result of a Termination Without Cause, Executive shall be entitled only to payment of Executive’s then-current salary through the date of termination and for a period of twelve (12) months thereafter (payable in accordance with the Company’s regular payroll practices), any previously earned but yet unpaid Incentive Bonus amount pursuant to Section 3.2 in respect of the immediately preceding calendar year, any amounts accrued and payable under any benefit plans (payable at such times as provided therein), and any amounts payable for unreimbursed business expenses incurred prior to the date of termination.

5. Confidential Information

During the Employment Term and thereafter, Executive shall keep secret and retain in strictest confidence, and shall not, without the prior written consent of the Company, furnish, make available or disclose to any person or use for the benefit of himself or any other person, any Confidential Information, except to the extent reasonably necessary to carry out Executive’s duties and responsibilities to the Company or to the extent required by law or to comply with a valid court order or the lawful subpoena of any administrative or governmental body, in which case Executive shall give prompt notice of such court order or subpoena to the Company. As used in this Section 5, “Confidential Information” shall mean any information relating to the business or affairs of the Company or its affiliates, including, but not limited to, information relating to financial statements, business plans, forecasts, purchasing plans, customer identities, potential customers, employees, current, past and future products or services, suppliers, equipment, marketing programs, strategies and information, analyses, profit margins or other proprietary information used by the Company in connection with the business of the Company; provided, however, Confidential Information shall not include any information which is in the public domain or becomes known in the industry through no wrongful act on the part of Executive. Executive acknowledges that all Confidential Information is vital, sensitive, confidential and proprietary to the Company. The provisions and obligations under this Section 5 shall survive the termination, for any reason, of this Agreement and Executive’s employment hereunder.

6. Indemnification

In the event that Executive is made a party or threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative, or investigative (a “Proceeding”), other than any Proceeding initiated by Executive or the Company related to any contest or dispute between Executive and the Company or any of its affiliates with respect to this Agreement or Executive’s employment hereunder, by reason of the fact that Executive is or was a director or officer of the Company, or any affiliate of the Company, or is or was serving at the request of the Company as a director, officer, member, employee, or agent of another corporation or a partnership, joint venture or other enterprise, Executive shall be indemnified and held harmless by the Company to the maximum extent permitted under applicable law and the Company’s bylaws from and against any liabilities, costs, claims and expenses, including all costs and expenses incurred in defense of any Proceeding (including attorneys’ fees). During the Employment Term and for a period of two (2) years thereafter, the Company or any successor to the Company shall purchase and maintain, at its own expense, directors’ and officers’ liability insurance providing coverage to Executive on terms that are no less favorable than the coverage provided to other directors and similarly situated executives of the Company.

7. Miscellaneous

7.1 Notices

All notices and other communication between the parties pursuant to this Agreement must be in writing and will be deemed given when delivered in person, one (1) business day after being dispatched by a nationally recognized overnight courier service, three (3) business days after being deposited in the U.S. Mail, registered or certified mail, return receipt requested, or when sent by facsimile (with receipt acknowledged and a copy sent for next day delivery by a nationally recognized overnight courier service), to the Company at the address of its principal office in Virginia (as shown on the records of the State Corporation Commission of the Commonwealth of Virginia), and to Executive (or his representatives) at his address as shown on the signature page hereto. The parties hereto (or their representatives) may change their addresses for notice purposes by delivering notice to the other party in accordance with this Section 7.1.

7.2 Governing Law

This Agreement shall be subject to and governed by the laws of the Commonwealth of Virginia, without regard to any principles of conflicts of laws. Any action or claim between the parties arising out of this Agreement shall be instituted and prosecuted only in a state or federal court situated in the Commonwealth of Virginia. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

7.3 Binding Effect

This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, legal representatives, executors, administrators, successors and assigns, subject to the limitations on assignment herein.

7.4 Modification

No amendment, change or modification of this Agreement will be valid unless it is in writing and signed by both of the parties. No waiver of any provision of this Agreement will be valid unless in writing and signed by the person or party to be charged. No waiver by either of the parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the parties in exercising any right, power, or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power, or privilege.

7.5 Entire Agreement

This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof.

7.6 Severability

If any provision of this Agreement is, for any reason, invalid or unenforceable, the remaining provisions of this Agreement will nevertheless be valid and enforceable and will remain in full force and effect. Any provision of this Agreement that is held invalid or unenforceable by a court of competent jurisdiction will be deemed modified to the extent necessary to make it valid and enforceable and as so modified will remain in full force and effect.

7.7 Headings

The headings in this Agreement are inserted for convenience only and are not to be considered in the interpretation of construction of the provisions of this Agreement.

7.8 Assignability

This Agreement may not be assigned by either party without the prior written consent of the other party, except that the Company may assign its rights to, and cause its obligations under this Agreement to be assumed by, any affiliate of the Company and any person or entity to whom or to which the Company simultaneously transfers by sale, merger or otherwise all or substantially all of its assets or equity. For purpose of clarity, if Enterprise Diversified, Inc. merges into, or transfers all or substantially all of its assets to, or as part of a reorganization, restructuring or other transaction becomes a subsidiary of, another entity, then such other entity shall be deemed to be the successor to Enterprise Diversified, Inc. hereunder, the term “Company” as used herein shall mean such other entity (together with its subsidiaries) as is appropriate, and this Agreement shall continue in full force and effect.

7.9 Costs and Fees

In the event of litigation relating to this Agreement, if a court of competent jurisdiction determines that (i) the Company has materially breached this Agreement, then the Company shall reimburse Executive for his reasonable costs and expenses (including, without limitation, reasonable legal fees and expenses) incurred in connection with all such litigation; or (ii) Executive has materially breached this Agreement, then Executive shall reimburse the Company for its reasonable costs and expenses (including, without limitation, reasonable legal fees and expenses) incurred in connection with all such litigation.

7.10 No Strict Construction

The language used in this Agreement will be deemed to be the language chosen by Executive and the Company to express their mutual intent, and no rule of strict construction will be applied against Executive or the Company.

7.11 Compliance with Section 409A

This Agreement shall be interpreted and administered in a manner so that any amount payable hereunder shall be paid or provided in a manner and at such time and in such form that is either exempt from or compliant with the applicable requirements of Section 409A of the Code. As used herein, the “Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, and the regulations and interpretive guidance promulgated thereunder. Notwithstanding anything in this Agreement to the contrary, to the extent that any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code would otherwise be payable by reason of Executive’s termination of employment, such amount or benefit will not be payable to Executive by reason of such circumstance unless (i) the circumstances giving rise to such termination of employment meet any description or definition of “separation from service” in Section 409A of the Code (without giving effect to any elective provisions that may be available under such definition), or (ii) the payment or distribution of such amount or benefit would be exempt from the application of Section 409A of the Code by reason of the short-term deferral exemption or otherwise. If any amount that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code would otherwise be payable or distributable under this Agreement by reason of Executive’s separation from service during a period in which he is a “specified employee” (as defined in Section 409A of the Code and applicable regulations), then payment of such non-exempt amounts shall be delayed until the earlier of (a) Executive’s death or (b) the first day of the seventh month following Executive’s separation from service. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A of the Code, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Executive on account of non-compliance with Section 409A of the Code.

7.12 Acknowledgement of Full Understanding

EXECUTIVE ACKNOWLEDGES AND AGREES THAT HE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. EXECUTIVE ACKNOWLEDGES AND AGREES THAT HE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF HIS CHOICE BEFORE SIGNING THIS AGREEMENT.

7.13 Signatures

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. The facsimile signature of any party shall be deemed to be an original signature of such party and shall be given the same effect as an original signature of such party.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first above written.

THE COMPANY:	ENTERPRISE DIVERSIFIED, INC.

By:	/s/ Steven L. Kiel
Name:	Steven L. Kiel
Title:	Chairman of the Board of Directors

By:	/s/ Jeremy K. Deal
Name:	Jeremy K. Deal
Title:	Chairman of the Governance, Compensation and Nomination Committee

EXECUTIVE:	/s/ G. Michael Bridge
G. MICHAEL BRIDGE